Exhibit 23.1

STS PARTNERS LLP
CHARTERED ACCOUNTANTS

The Board of Directors
Delta Oil & Gas, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2010, relating to the consolidated balance sheets as at December 31, 2009 and 2008 and related consolidated statements of operations, comprehensive loss, changes in the stockholders' equity and cash flows for the years then ended of Delta Oil & Gas, Inc. appearing in the Annual Report on Form 10-K of Delta Oil & Gas, Inc. for the year ended December 31, 2009.

/s/ STS Partners LLP
STS PARTNERS LLP CHARTER ACCOUNTANTS

Vancouver, British Columbia
December 17, 2010